Exhibit 10.1

EMERSON DEFINED CONTRIBUTION

 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2025

SECTION I

PURPOSE OF THE PLAN

The Company hereby adopts the Plan as of the effective date set forth above for the benefit the eligible employees of the Company and its affiliates and their beneficiaries. The Plan provides eligible employees with employer contributions in excess of certain qualified retirement plan benefits, as well as the opportunity to defer eligible compensation on a tax deferred basis. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees as described in Section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the provisions of the Plan shall be construed accordingly.

SECTION II

DEFINITIONS

A.   “Account” means the book entry account established for each Participant under Section V and shall not hold any actual funds or assets.

B.   “Annual Election” means the agreement entered into between a Participant and the Company, on the form prescribed by the Plan Administrator, in which the Participant elects the amount of Compensation to be deferred and such other matters as the Company shall determine from time to time.

C.   “Beneficiary” means the person or persons designated to receive a Participant’s death benefit under the Plan pursuant to Section IX.

D.   “Change in Control” means a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under Code Section 409A to the fullest extent allowed by such Section and the regulations promulgated thereunder.

E.   “Code” means the Internal Revenue Code of 1986, as amended including applicable regulations for the specified section of the Code. Any reference in this Plan to a section of the Code, including the applicable regulation and administrative guidance, shall be considered also to mean and refer to any subsequent amendment or replacement of that section, regulation, or guidance, as required by context.

F.   “Committee” means the Compensation Committee of the Board of Directors of the Company.

G.   “Company” means Emerson Electric Co., a Missouri Corporation or any successor thereto.

H.   “Compensation” for any year, means all cash pay for such year received by an Employee from the Employer after he or she becomes a Participant which is, or in the absence of the Employee’s election under Section IV hereof would be, reportable in Box 1 of the Employee’s Federal Income Tax Withholding Statement (Form W-2), plus amounts that would have been received and includible in gross income but for an election under Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code, unless otherwise excluded as provided in this Section. Notwithstanding anything herein to the contrary, Compensation (i) includes regular earnings, overtime earnings, holiday pay, vacation pay, year-end extra salary, funeral pay, jury duty pay, sick pay, retroactive regular/overtime wage adjustments, annual bonuses, extra salary, one-time payment of certain percentage of pay or flat dollar amount, recognition allowance for services/work/performance, and paid parental leave; and (ii) shall not include any amount which does not fit into a specific category included in the definition of Compensation in clause (i) hereof, including but not limited to, tuition reimbursements, moving expenses, car allowances, club dues, housing allowances/housing differentials, reimbursements of business expenses incurred by the Employee, gross-up/tax advances, length of service awards, performance shares payouts, disability pay, severance pay, any payments for a stock appreciation right, any payments deferred for more than one year, amounts under the Special Recognition Award – Cash Incentive Program, any bonus that is not paid on an annual basis. Compensation shall include all amounts contributed by an Employer pursuant to a salary reduction agreement which are not includable in the Employee's gross income under Code Sections 125, 132(f), or 402(e)(3) and employee contributions under a nonqualified deferred compensation plan and shall not include any other employer contributions to or benefits under any qualified retirement plan or nonqualified deferred compensation plan. For expatriates, Compensation means regular wages and foreign severance premiums, and excludes cost of living adjustments and hardship allowances.

I.   “Compensation Deferrals” means, the amount of the Eligible Employee or Participant’s Compensation that the Eligible Employee or Participant voluntarily and irrevocably elects to defer by filing an Annual Election pursuant to Section IV.

J.   “Eligible Employee” means, with respect to a Plan Year, an Employee who is a U.S. Vice President or holds a comparable title and who is designated by the Plan Administrator (or by the Committee, in the case of an Employee who is a “named executive officer” under U.S. securities laws) in its sole discretion as eligible to participate in the Plan for such Plan Year; provided, however, that the individuals indicated in Exhibit A shall not be eligible to participate in the Plan.

K.   “Employee” means any person classified as an employee of an Employer.

L.   “Employer” means the Company and all of its subsidiaries.

M.   “ESP” means the Emerson Savings Plan as amended from time to time.

N.   “Non-Elective Contributions” shall mean the employer contributions described in Section V.

O.   “Participant” means an eligible Employee who has timely filed a Participation Agreement and for whom the Company maintains an Account pursuant to the provisions of the Plan.

P.   “Participation Agreement” means the written document by which an Eligible Employee agrees to be subject to the terms of the Plan, designates his Beneficiary(ies), and elects the form of payment.

Q.   “Pension Plan” means the Emerson Electric Co. Retirement Plan, as amended from time to time.

R.   “Permanent and Total Disability” means the permanent and total disability of a Participant as defined in the ESP.

S.   “Plan” means this Emerson Defined Contribution Supplemental Executive Retirement Plan, as amended from time to time.

T.   “Plan Administrator” shall have the meaning set forth in Section XI.

U.   “Plan Year” means the 12-month period commencing on October 1 and ending September 30. The initial Plan Year shall begin on January 1, 2025 and end on September 30, 2025.

V.   "Retire” and “Retirement” shall mean Termination of Employment with on or after attaining age 55.

W.   “Termination of Employment” shall mean the date on which the Participant has a separation from service (within the meaning of Code Section 409A, notices and other guidance thereunder, including death) with the Employer, and any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the Employer and any trade or business that is under common control as defined in Code Section 414(c) that includes the Employer.

X.   “Valuation Date” means any business day or such other day as may be determined by the Plan Administrator.

Y.   “Vice President of Total Rewards” shall mean the Company’s Vice President of Total Rewards.

Z.   “Years of Service” shall have the same meaning as set forth in the ESP.

SECTION III

ELIGIBILITY AND PARTICIPATION

A.   Participation. An Eligible Employee may participate in the Plan by executing a Participation Agreement and, to be eligible to make Compensation Deferrals for a Plan Year, filing an Annual Election in accordance with Section IV.

B.   Termination of Participation. A Participant’s participation in this Plan shall terminate as of the earliest of (i) the date on which such Participant’s entire Account has been distributed, (ii) the date of such Participant’s death, or (iii) on the date of the Participant’s Termination of Employment in the event that such date occurs at a time when the Participant does not have a vested Account balance.

SECTION IV

DEFERRAL OF COMPENSATION

A.   Annual Election. For each calendar year, an Eligible Employee or Participant may elect to defer up to twenty percent (20%) of the Compensation to be earned by the Participant during such calendar year, by filing an irrevocable Annual Election with the Plan Administrator by the applicable deadline specified in subsection B below.

B.   Timing of Annual Election.

(i)   An Annual Election may be filed with the Plan Administrator no later than the December 31 (or such earlier deadline prescribed by the Plan Administrator) prior to the calendar year in such Compensation would otherwise be earned. If a Participant fails to timely file an Annual Election, he shall be deemed to have elected not to make any Compensation Deferrals for the applicable calendar year.

(ii)   Notwithstanding subsection B(i) above, if permitted to do so by the Plan Administrator, an Eligible Employee who first becomes eligible to participate in the Plan during a calendar year may file an Annual Election to defer Compensation within thirty (30) days after the date he first becomes eligible to participate in the Plan as determined by the Plan Administrator but only with respect to the Compensation relating to services to be performed subsequent to such election. This initial Annual Election rule also applies to a Participant who stopped participating in the Plan (other than the accrual of earnings) without receiving a distribution from the Plan either as a result of Termination of Employment or transferring to a position in which the Participant was ineligible to participate in the Plan, provided the Participant has not been an active Participant in the Plan (or any other nonqualified account balance plan maintained by the Company or any member of its controlled group) for at least 24 months.

C.   Selection and Change of Deferral Rate by Participant. The designation of deferral rate(s) under this Section IV shall be made pursuant to procedures prescribed by the Plan Administrator. No Participant shall be permitted to increase or decrease the rate of deferral or stop the deferral after the date the election becomes irrevocable as determined by the Plan Administrator.

SECTION V

COMPANY NON-ELECTIVE CONTRIBUTIONS

A.   Eligibility. A Participant is eligible for the Non-Elective Contribution for a Plan Year only if the Participant is employed by an Employer on the last day of the Plan Year or Retires during the Plan Year.

B.   Amount. The amount of Non-Elective Contribution credited to an eligible Participant’s Account is set forth in Exhibit A.

C.   Timing. Non-Elective Contributions with respect to an eligible Participant shall be credited to the Participant’s Account after the end of the Plan Year.

SECTION Vi

COMPANY DISCRETIONARY CONTRIBUTIONS

In any Plan Year, the Company may, in its discretion, make Discretionary Contributions to the Account of any Participant, subject to such terms and conditions (including as to vesting) that the Company may impose in its discretion. The amount and terms and conditions of any such Discretionary Contributions need not be uniform among Participants.

SECTION ViI

ACCOUNTS AND INVESTMENTS

A.   Accounts. An Account shall be established in the name of each Participant. A Participant’s Account includes the subaccounts listed in subsections (i) through (iii) below and may also include such other subaccounts as the Plan Administrator determines is necessary or appropriate in its discretion.

(i)   Compensation Deferral Account, which is attributable to a Participant’s Compensation Deferrals, as adjusted for notional earnings and losses;

(ii)   Non-Elective Contribution Account, which is attributable to Non-Elective Contributions, as adjusted for notional earnings and losses; and

(iii)   Discretionary Contribution Account, which is attributable to Discretionary Contributions, as adjusted for notional earnings and losses.

B.   Deemed Investment Elections. The value of each Participant’s Account shall be measured against underlying investment funds made available by the Committee or the Management Review Committee appointed by the Board of Directors of the Company. A Participant may select, from the investment funds made available, the investment funds in which all or part of the Participant’s Account shall be deemed to be invested.  A Participant’s investment selection shall be made in accordance with procedures established by the Plan Administrator on a form provided by the Plan Administrator and such selection shall remain effective until a subsequent valid designation has been made by the Participant by giving written direction to the Plan Administrator.  A change to a Participant’s investment designations shall become effective on the date determined under the applicable procedures established by the Plan Administrator. In the event a Participant does not make an investment selection pursuant to this Section, the Plan Administrator may deem the Participant to have selected a default investment fund selected by the Committee or the Management Review Committee.

C.   Changes in Notional Earnings Method. The Committee or the Management Review Committee, in their sole discretion and at any time, may discontinue the availability and/or make additional investment funds available or otherwise change the method for determining notional earnings and account values at any time without prior notice to Participants.  The selection of notional investment funds available under the Plan is not subject to ERISA fiduciary obligations.

D.   No Requirement of Actual Investment. The Company shall not be required to purchase any of the investment funds selected by the Participant. Such investments may be notional, and the gains and losses thereon may be reflected as notional additions or reductions in the value of the Participants’ Accounts.

E.   Participant Responsibility for Investment Elections. The Committee, the Management Review Committee, the Company, and the Plan Administrator are not under any duty to question any investment election of a Participant, to make any investment recommendations, or to provide to any person any investment advice or investment information.  The Committee, the Management Review Committee, the Company, and the Plan Administrator shall not be liable for any losses or damages arising from the investment selection of a Participant or the performance of any investments offered as deemed investments under the Plan.

F.   Crediting of Investment Gains and Losses. A Participant’s Account shall be credited with earnings or losses in accordance with this Section until the Valuation Date preceding the payment of such amounts.

SECTION VIiI

VESTING

A.   Compensation Deferral Account. A Participant shall be fully vested in his Compensation Deferral Account.

B.   Non-Elective Contribution Account. A Participant shall be fully vested in his Non-Elective Contribution Account upon completion of two Years of Service.

Notwithstanding the foregoing, the Participant shall become fully vested in his Accounts in the event of any of the following: (i) death or Permanent and Total Disability of the Participant while employed by the Employer; or (ii) a Change in Control occurs with respect to the Participant while employed by the Employer.

C.   Discretionary Contributions. Discretionary Contributions shall vest in accordance with rules that the Company may impose in its discretion.

SECTION IX

PAYMENT OF BENEFITS

A.   Benefit Commencement Date. Subject to subsections D through F below, payment of the Participant’s vested Account balance shall be made or commence January 1 or July 1 (whichever comes first) coincident with or next following the six-month anniversary of the Participant’s Termination of Employment. This date of payment shall be referred to as the “Benefit Commencement Date.”

B.   Default Form of Payment –Lump sum. Unless the Participant timely elected a different form of payment under subsection C below, the form of payment shall be a single lump sum.

C.   Alternative Forms of Payment. In lieu of receiving a single lump sum and subject to subsections D through F below, a Participant may elect, by timely filing a Participation Agreement, to receive payment of the vested Account balance in two to ten annual installments, with the first installment being paid on the Benefit Commencement Date and subsequent installments being paid on each January 1 following the Benefit Commencement Date. This election may only be made in a manner acceptable to the Plan Administrator at any time prior to the beginning of the first Plan Year for which any contributions are credited to his Account under the Plan (or by such earlier deadline as the Plan Administrator may impose in its discretion). Prior to the applicable deadline, a Participant may change or revoke a prior election in a manner acceptable to the Plan Administrator. Once the deadline has passed, the election becomes irrevocable and applies to all the Participant’s entire Account and all future contributions to be credited to the Account under the Plan.

D.   Payment Upon Death. Upon a Participant’s death, the vested portion of the Participant’s unpaid Account (if any), based upon the value as of the last valuation under Section VII coincident with or immediately preceding the Participant’s death, shall be paid to his Beneficiary in the form of the single lump sum. Payment shall be as soon as administratively practicable after the Plan Administrator is properly notified of the Participant’s death, in any event by the end of the year following the year of the Participant’s death (or such later deadline permitted by Code Section 409A).

E.   Distribution of Small Amounts. If on the date of a Participant’s Termination of Employment, the Participant’s benefit under the Plan and under all of the Company’s elective account balance deferred compensation plans (within the meaning of Code Section 409A) is not greater than the applicable dollar limit under Code Section 402(g)(1)(B) (as adjusted from time to time), the Participant’s benefit under the Plan and benefits under all of the Company’s elective account balance deferred compensation plans may be paid in a single lump-sum payment as soon as administratively feasible after the Participant’s Termination of Employment.

F.   Change in Control. Notwithstanding the preceding, in the event of a Change in Control with respect to a Participant, all future deferrals shall cease and the Participant shall be paid a single lump cash sum equal to the vested portion of his Account as of the last day of the month coincident with or immediately preceding the Change in Control. Whether a Change in

Control has occurred shall be governed by Code Section 409A and the regulations and any guidance promulgated thereunder.

G.   Administrative Delays. In all cases in which amounts are payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date (provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment). In addition, a payment is treated as made upon the date specified under the Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

H.   Beneficiaries. A Participant shall designate on his Participation Agreement one or more Beneficiaries who shall receive the benefit payable under subsection D in the event of the Participant’s death. A Beneficiary designation may be revoked or amended by a Participant at any time by providing written notice to the Plan Administrator.

SECTION X

BENEFICIARIES

A.   Each Participant shall have the right to name and change primary and contingent Beneficiaries under the Plan on a form provided for that purpose by the Plan Administrator. Any such designation shall be controlling over any testamentary or other disposition. No designation or change or cancellation of such designation under this Plan shall be effective unless received by the Plan Administrator, and in no event shall it be effective as of a date prior to such receipt. The following rules shall apply in the determination of Beneficiary:

(i)   In the event acceptable documentation providing evidence that the Participant is divorced is delivered to the Plan Administrator or the Plan’s recordkeeper, the prior designation of a Beneficiary who is the former spouse shall become void. The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Plan Administrator after the date of the divorce between the Participant and such former spouse, and during the Participant’s lifetime.

(ii)   In order to be entitled to receive a distribution on death, a designated Beneficiary must be alive or in existence at the time of the Participant’s death. In the event that the order of the deaths of the Participant and any Beneficiary cannot be determined or these deaths occurred within 120 hours of each other, the Participant shall be deemed to have survived.

(iii)   In the event that the death of the Participant or any Beneficiary is the result of a criminal act involving any other Beneficiary, a person convicted of such criminal act shall not be entitled to receive any amounts under the Plan.

(iv)   If the Plan Administrator shall be in doubt as to the right of any Beneficiary, the Plan Administrator may pay the amount in question to the estate of the Participant, in which event the Plan Administrator, the Employer and the Company shall not be under any further liability to anyone.

B.   In the event the Participant has either failed to designate a Beneficiary or no designated Beneficiary survives the Participant, the amounts otherwise payable to a Beneficiary under the Plan shall be paid to the Participant’s executor, personal representative or administrator on behalf of the Participant’s estate.

SECTION Xi

ADMINISTRATION AND CLAIMS PROCEDURE

A.   The Plan Administrator shall be the Vice President of Total Rewards, and the Vice President of Total Rewards shall have the full power, authority and discretion to construe, interpret and administer all provisions of the Plan. The records of the Plan Administrator, the Employer and their delegates shall be conclusive in respect of all matters involved in the administration of the Plan.

B.   The Vice President of Total Rewards may appoint such agents, who need not be employees of the Company, as it may deem necessary for the effective exercise of its duties, and may, to the extent not inconsistent herewith, delegate to such agents any powers and duties, both ministerial and discretionary, as the Vice President of Total Rewards may deem expedient and appropriate.

C.   A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Vice President of Total Rewards setting forth his claim. The request must be addressed to: Vice President of Total Rewards, Emerson Electric Co., 8000 West Florissant, St. Louis, Missouri 63136.

D.   The Vice President of Total Rewards shall respond to the Claimant within ninety (90) days following receipt of the claim; provided, however, that the Vice President of Total Rewards may extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Vice President of Total Rewards will respond to the Claimant in writing using language calculated to be understood by the Claimant setting forth:

(i)    the specific reason or reasons for denial,

(ii)    the specific references to pertinent Plan provisions on which the denial is based,

(iii)   a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary,

(iv)   appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and

(v)   the time limits for requesting a review.

E.   Within sixty (60) days after the receipt by the Claimant of the written decision described above, the Claimant may request in writing that the Vice President of Total Rewards of the Company review its initial determination. Such request must be addressed to: Vice President of Total Rewards, Emerson Electric Co., 8000 West Florissant, St. Louis, Missouri 63136. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Vice President of Total Rewards. If the Claimant does not request a review of the Vice President of Total Rewards’ determination within such sixty-day period, the Claimant shall be barred and estopped from challenging the initial determination.

F.   Within sixty (60) days after its receipt of a request for review, the Vice President of Total Rewards will respond to the appeal. If the appeal is denied in full or in part, the Vice President of Total Rewards will respond to the appeal in writing, in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which the decision is based. If special circumstances require that the sixty-day time period be extended, the Vice President of Total

Rewards will so notify the Claimant and will render the decision as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review.

SECTION XiI

MISCELLANEOUS

A.   Company Policies. All amounts deferred, accrued, or credited under this Plan (except for Compensation Deferrals) are subject to forfeiture under the terms of any applicable Recovery Policy and shall not be deemed nonforfeitable until any such Recovery Policy is no longer applicable to such amounts. To the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts deferred and/or payable under this Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Recovery Policy. In the event of a clawback, recoupment, or forfeiture event under an applicable Recovery Policy, any amounts required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Recovery Policy to be clawed back, recouped, or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under this Plan). For purposes of this Section, the term “Recovery Policy” means any applicable clawback, recoupment or forfeiture policy (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange) approved by the Board of Directors of the Company, as in effect from time to time, whether approved before or after the effective date of the Plan.

B.   Spendthrift. The rights and interest of a Participant under the Plan shall not be assigned or transferred, either voluntarily or by operation of law or otherwise, except as otherwise provided herein, and the rights of a Participant to payments under the Plan shall not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or a Beneficiary.

C.   Incapacity. If, in the opinion of the Plan Administrator, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some party who, in the opinion of the Plan Administrator, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability.

D.   Employee Rights. The Company, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any benefits other than the right to be paid the benefits specifically provided herein, or to confer upon any Employee the right to remain in the service of the Employer. The entity responsible for paying each portion of a Participant’s benefit shall be the entity that employed the Participant at the time such portion of the benefit was earned.

E.   Service of Process. The Vice President-Law of the Company shall be the agent for service of legal process.

F.   Unfunded Plan. The Plan shall be unfunded. All payments to a Participant (or the Participant’s Beneficiary) under the Plan shall be made from the general assets of the Employer. The rights of any Participant to payment shall be those of an unsecured general creditor of the Employer.

G.   Company Rights. The Company reserves the right to amend or terminate the Plan, by action of the Committee or the Vice President of Total Rewards; provided, however, that any amendment to terminate the Plan or any other amendment that affects the rights and obligations of any individual who is a “named executive officer” under U.S. securities laws shall be made by the Committee. Each Employer may terminate its participation in the Plan at any time. In the event the Plan is terminated, benefits shall become payable as a result of the termination only to the extent permissible under the regulations promulgated by the Secretary of Treasury pursuant to Code Section 409A and in the manner set forth therein.

H.   Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

I.   No Guarantee of Tax Consequences. This Plan is intended to comply with Section 409A of the Code and shall be administered and construed consistent with Section 409A of the Code. However, the Company makes no representation, warranty, commitment or guarantee concerning the income or other tax consequences of participation in the Plan under federal, state or local law.

J.   Governing Law. The Plan shall be governed and construed according to the laws of the State of Missouri.

K.   Venue. In light of the Plan Administrator’s substantial contacts with the State of Missouri, the fact that the Plan Administrator resides in Missouri and the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Plan Administrator’s maintenance of, this Plan in Missouri, any cause of action brought by a Claimant, former or current Eligible Employee or Participant, or any beneficiary of the foregoing involving benefits under the Plan shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.

L.   Statute of Limitation. No action at law or in equity shall be brought to recover under the Plan prior to the expiration of 60 days after receipt by the Claimant of the written decision regarding the Claimant’s request for review under the claims procedure, nor shall such action be brought at all unless within three years from receipt by the Claimant of such written decision by the final claims reviewer under the claims procedure.

Exhibit A
Excluded Individuals (by employee ID) and Non-Elective Contributions

Excluded Individuals

Employees with the following employee identification numbers as of January 1, 2025 are excluded from the Plan: 200677 200816 200893

Non-Elective Contributions

The amount of Non-Elective Contribution credited to an eligible Participant’s Account for a Plan Year shall be equal to the excess of 15% of the Compensation paid to the Participant during the Plan Year over the sum of the following amounts with respect to the ESP or the Pension Plan, as applicable, for the same Plan Year:

(i)   the maximum non-discretionary matching contribution that may be credited to the Participant’s account under the ESP (even if the Participant’s actual non-discretionary matching contribution under the ESP is smaller than this amount);

(ii)   the non-discretionary profit-sharing contribution under the ESP;

(iii)   the pay credit under the cash balance component of the Pension Plan; and

(iv)   the transition credit under the cash balance component of the Pension Plan.